Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RINGCENTRAL, INC.

a Delaware corporation

RingCentral, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is RingCentral, Inc., and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on December 17, 2009.

B. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and restates, integrates and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.

C. The text of the original Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is RingCentral, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is Corporation Trust Center.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which Corporation s may be organized under the DGCL.

ARTICLE IV

4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 1,350,000,000 shares, consisting of 1,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), 250,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) and 100,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

4.2 Reclassification of Common Stock and Preferred Stock. Immediately upon the acceptance of this certificate of incorporation for filing by the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock and Preferred Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one share of Class B Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Common Stock or Preferred Stock shall from and after the Effective Time be deemed to represent shares of Class B Common Stock, without the need for surrender or exchange thereof.

4.3 Increase or Decrease in Authorized Capital Stock. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the combined voting power of the outstanding shares of Class A Common Stock and Class B Common Stock of the Corporation, voting together as a single class. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding capital stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), voting together as a single class, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.5 of this ARTICLE IV (or any certificate of designation with respect thereto).

4.4 Rights of Class A Common Stock and Class B Common Stock.

(a) Voting Rights.

(i) General Right to Vote Together; Exception. Except as otherwise expressly provided herein or required by applicable law, the holders of shares of Class A Common Stock shall be entitled to one (1) vote for each such share held by them and the holders of shares of Class B Common Stock shall be entitled to ten (10) votes for each such share held by them on each matter properly submitted to the stockholders on which the holders of shares of Class A Common Stock and Class B Common Stock are entitled to vote. Except as otherwise required by law or this certificate of incorporation (this “Certificate of Incorporation” which term, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificates of designation of any series of Preferred Stock), and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the stockholders, the holders of shares of Class A Common Stock and Class B Common Stock shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, that, except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate of

Incorporation that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including, without limitation, by any certificates of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(ii) Protective Provisions. The Corporation shall not, without first obtaining the approval (by vote or written consent as provided in Section 8.1) of holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class (in addition to any other vote required by law or the Certificate of Incorporation or bylaws), amend the Certificate of Incorporation to (i) increase or decrease the par value of the shares of the Class A Common Stock or Class B Common Stock, (ii) alter or change the powers, preferences or special rights of the holders of shares of Class A Common Stock or Class B Common Stock so as to affect them adversely, (iii) treat the shares of Class A Common Stock or Class B Common Stock differently with respect to any dividend or distribution of cash, property or shares of stock paid or distributed by the Corporation or (iv) treat the shares of Class A Common Stock or Class B Common Stock differently with respect to any subdivision or combination of shares of Class A Common Stock or Class B Common Stock. In addition, after the Effective Time, the Corporation may not issue any shares of Class B Common Stock or grant any rights or options to acquire shares of Class B Common Stock (other than upon exercise of options, warrants and similar rights to acquire Class B Common Stock outstanding immediately prior to the Effective Time or in connection with stock dividends and similar transactions) without first obtaining the approval (by vote or written consent as provided in Section 8.1) of holders of a majority of the outstanding shares of Class B Common Stock.

(b) Identical Rights. Except as otherwise expressly provided herein or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:

(i) Dividends and Distributions. Subject to the rights of the holders of shares of Preferred Stock, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally, identically and ratably, on a per share basis, in such dividends and distributions, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class; provided, however, that in the event a distribution is paid in the form of Class A Common Stock or Class B Common Stock (or rights to acquire such stock), then holders of Class A Common Stock shall receive Class A Common Stock (or rights to acquire such stock, as the case may be) and holders of Class B Common Stock shall receive Class B Common Stock (or rights to acquire such stock, as the case may be).

(ii) Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(iii) Treatment in Change of Control Transaction. In the event of a Change of Control Transaction, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the rights of the holders of Preferred Stock in respect thereof, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, equally, identically and ratably in proportion to the number of shares of Class A Common Stock and Class B Common Stock held by them, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

(c) Voluntary and Automatic Conversion of Class B Common Stock.

(i) Voluntary Conversion. Each share of Class B Common Stock shall be convertible into one (1) share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(ii) Automatic Conversion for All Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock upon the earliest to occur of:

(1) 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the date on which the outstanding shares of Class B Common Stock represent less than ten percent (10%) of the aggregate combined number of shares of the then outstanding Class A Common Stock and Class B Common Stock;

(2) the date specified by the affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding shares of Class B Common Stock, voting as a single class; and

(3) 5:00 p.m. in New York City, New York on the first Trading Day falling on or after the seven year anniversary of the Effective Time; provided, however, that as long as a Class B Stockholder, together with its Permitted Transferees, continues to beneficially own a number of shares of Class B Common Stock equal to at least fifty percent (50%) of the number of shares of Class B Common Stock that such Class B Stockholder beneficially owned immediately prior to the Effective Time, no shares of Class B Common Stock then held by such Class B Stockholder or its Permitted Transferees shall be automatically converted to Class A Common Stock until such time as such Class B Stockholder, together with its Permitted Transferees, no longer beneficially owns a number of shares of Class B Common Stock equal to at least fifty percent (50%) of the number of shares of Class B Common Stock that such Class B Stockholder beneficially owned immediately prior to the Effective Time; provided, further, that, solely with respect to a Founder, the Class B Common Stock beneficially owned by such Founder will not automatically be converted to Class A Common Stock so long as the Founder continues to beneficially own (disregarding any shares that such Founder has Transferred to a Permitted Transferee or to a spouse in connection with a divorce proceeding, domestic relations order or similar legal requirement) a number of shares of Class B Common Stock equal to at least fifty percent (50%) of the number of shares of Class B Common Stock that such Founder beneficially owned immediately prior to the Effective Time.

(iii) Automatic Conversion for Individual Holder’s Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock upon any Transfer, whether or not for value, of such share; provided that no such automatic conversion shall occur in the case of a Transfer by a Class B Stockholder to any of the persons or entities listed in clauses (A) through (H) below (each, a “Permitted Transferee”) and from any such Permitted Transferee back to such Class B Stockholder and/or any other Permitted Transferee established by or for such Class B Stockholder:

(A) a trust for the benefit of such Class B Stockholder or persons other than the Class B Stockholder so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control (as defined in Article V) with respect to the shares of Class B Common Stock held by such trust; provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder and, provided, further, that in the event such Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(B) a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, however, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(C) an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(D) a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Stockholder no longer owns sufficient shares or no longer has sufficient legally enforceable rights to ensure the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(E) a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Stockholder no longer owns sufficient partnership interests or no longer has sufficient legally enforceable rights to ensure the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership or the Class B Stockholder has distributed to its partners a number of shares of Class B Common Stock equal to more than fifty percent (50%) of the number of shares of Class B Common Stock that such Class B Stockholder beneficially owned immediately prior to the Effective Time, each share of Class B Common Stock then held by such partnership shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(F) a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Transferees, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient membership interests or no longer has sufficient legally enforceable rights to ensure the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;

(G) notwithstanding anything to the contrary contained in subparagraphs (A) through (F) above, if such holder of Class B Common Stock is a Founder, the Transfer (other than in connection with a divorce proceeding, domestic relations order or similar legal requirement) of a share of Class B Common Stock by such Founder to (1) such Founder’s spouse or children or a trust or other entity established solely for the benefit of the Founder and/or one or more of the Founder’s spouse and or children; (2) if such Founder is not a natural person, the transfer of voting, beneficial ownership and/or economic interests in such non-natural person Founder (or the transfer of a share of Class B Common Stock to persons, trusts or other entities that are owners of such non-natural person Founder as of the Effective Time) to another Founder or the spouse, children and/or other Permitted Transferees of the natural person Founder associated with such non-natural person holder of Class B Common Stock (each of the persons, trusts, entities and Permitted Transferees identified in the immediately preceding subclauses (1)(i) and (1)(ii) of this (G), other than the Founder, are referred to as a “Founder Group Member”); or (3) if such holder of Class B Common Stock is a Founder or Founder Group Member, the Transfer of a share of Class B Common Stock by such Founder or Founder Group Member to another Founder or Founder Group Member; or

(H) notwithstanding anything to the contrary contained in subparagraphs (A) through (F) above, if such holder of Class B Common Stock is a Founder, the Founder’s spouse or children or is a trust or other entity established solely for the benefit of the

Founder and/or one or more of the Founder’s spouse and or children (each, a “Founder Donor”), the transfer of a shares of Class B Common Stock by such Founder to a corporation or trust that is exempt from federal taxation under Internal Revenue Code Section 501(a) by way of being described in Internal Revenue Code 501(c)(3) so long as the Founder Donor has sole dispositive power and exclusive Voting Control (as defined in Article V) with respect to the shares of Class B Common Stock held by such entity; provided that, in the event the Founder Donor no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity, each share of Class B Common Stock then held by such trust or corporation shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.

(d) Conversion Upon Death or Disability. Except to the extent specified elsewhere in this Section 4.4(d) of Article IV, each share of Class B Common Stock held of record by a Class B Stockholder who is a natural person, or by such Class B Stockholder’s Permitted Transferees, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death of such Class B Stockholder. Notwithstanding the foregoing, each share of Class B Common Stock held of record by a Founder (as defined in Article V) or by such Founder’s Permitted Transferees, shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death or Disability (as defined in Article V) of such Founder, and each share of Class B Common Stock held of record by a Founder that is not a natural person shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death or Disability of the Founder associated with such non-natural stockholder; provided, however, that Voting Control of each share of Class B Common Stock held of record by a Founder or a Founder’s Permitted Transferees may be Transferred to another Class B Stockholder and/or a Permitted Transferee contingent or effective upon such Founder’s death or Disability without triggering an automatic conversion into Class A Common Stock, provided such shares of Class B Common Stock shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock nine (9) months after the date of death or Disability of the Founder.

(e) Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

(f) Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to Section 4.4(c), such conversion shall be deemed to have been made at the time that the Transfer of shares occurred. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in Section 4.4(c) of this ARTICLE IV shall be retired and may not be reissued.

(g) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(h) No Further Issuances. Except for the issuance of Class B Common Stock issuable upon exercise of options, warrants or similar rights to acquire Class B Common Stock outstanding at the Effective Time or a dividend payable in accordance with ARTICLE IV, Section 4.4(b), the Corporation shall not at any time after the Effective Time issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

4.5 Preferred Stock.

(a) The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in one or more certificates of designation filed pursuant to the DGCL the powers, designations, preferences and relative, participation, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued Preferred Stock, including, without limitation, authority to fix by resolution or resolutions that dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(b) The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The following terms, where capitalized in this Restated Certificate, shall have the meanings ascribed to them in this ARTICLE V:

“Change of Control Share Issuance” means the issuance by the Corporation, in a transaction or series of related transactions, of voting securities representing more than two percent (2%) of the total voting power (assuming, solely for purposes of this definition, the Class A Common Stock and Class B Common Stock each have one (1) vote per share) of the Corporation before such issuance to any person or persons acting as a group as contemplated in Rule 13d-5(b) under the Exchange Act (or any successor provision) that immediately prior to such transaction or series of related transactions held fifty percent (50%) or less of the total voting power of the Corporation (assuming the Class A Common Stock and Class B Common Stock each have one (1) vote per share), such that, immediately following such transaction or series of related transactions, such person or group of persons would hold more than fifty percent (50%) of the total voting power of the Corporation (assuming, solely for purposes of this definition, the Class A Common Stock and Class B Common Stock each have one (1) vote per share).

“Change of Control Transaction” means (i) the closing of any sale, transfer or other disposition of all or substantially all of the assets of the Corporation, (ii) the consummation or a merger, reorganization, consolidation or share transfer which results in the voting securities of the Corporation outstanding immediately prior to the transaction (or the voting securities issued with respect to voting securities outstanding immediately prior to the transaction) representing less than a majority of the combined voting power of the voting securities of the Corporation or the surviving or acquiring entity, as applicable, (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons of securities of the Corporation if, after closing, the transferee person or group would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity), or (iv) any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and (iv) any Change of Control Share Issuance.

“Class B Stockholder” means (i) the registered holder of a share of Class B Common Stock at the Effective Time, (ii) the Permitted Transferee of a Founder until the shares of Class B Common Stock held by such Permitted Transferee are converted as provided herein and (iii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time.

“Disability” means permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner. In the event of a dispute whether the Founder has suffered a Disability, no Disability of the Founder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Founder” means Vladimir Shmunis, Vlad Vendrow, ELCA Fund I, L.P., ELCA Fund II, L.P., ELCA Fund III, L.P or ELCA, LLC.

“Securities Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded, which shall be either the New York Stock Exchange or NASDAQ Global Market (or similar national quotation system of the NASDAQ Stock Market) (“NASDAQ”) or any successor exchange of either the New York Stock Exchange or NASDAQ.

“Trading Day” means any day on which the Securities Exchange is open for trading.

“Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; (iii) the transfer of a share of Class B Common Stock by a stockholder that is an entity to its owners (unless otherwise explicitly permitted hereunder) or (iv) any transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement; provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders; (b) the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledge shall constitute a “Transfer”; or (c) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction (excluding in connection with a divorce proceeding, domestic relations order or similar legal requirement, all of which shall constitute “Transfers”), so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

“Voting Control” with respect to a share of Class B Common Stock means the exclusive power (whether directly or indirectly) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement, or otherwise.

ARTICLE VI

6.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

6.2 Number of Directors; Election; Term.

(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed solely by resolution of the Board of Directors.

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, effective upon the Effective Time, the directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors. The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Time, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Time and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Time. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Time, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(c) Notwithstanding the foregoing provisions of this Section 6.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

(d) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

6.3 Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office by the stockholders of the Corporation only for cause.

6.4 Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VIII

8.1 Action by Written Consent of Stockholders. Any action required or permitted to be taken by stockholders of the Corporation may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that after the date on which the outstanding shares of Class B Common Stock represent less than a majority of the combined voting power of the Class A Common Stock and Class B Common Stock and except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to act by written consent, any action required or permitted to be taken by stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting.

8.2 Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of stockholders of the Corporation may be called only by the Board of Directors, the chairperson of the Board of Directors or the chief executive officer, and the ability of the stockholders to call a special meeting is hereby specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

8.3 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

8.4 No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE IX

9.1 Limitation of Personal Liability. To the fullest extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

9.2 Indemnification. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.

The Corporation shall have the power to indemnify, to the extent permitted by the DGCL, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Any repeal or amendment of this ARTICLE IX by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this ARTICLE IX will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any rights, preferences or other designations of Preferred Stock), in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE X. Notwithstanding any other provision of this Certificate of Incorporation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least 67% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to rescind, alter, amend, or repeal, or adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of, ARTICLE IV, ARTICLE V, ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX or this ARTICLE X (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

IN WITNESS WHEREOF, RingCentral, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this [        ] day of September 2013.

By:
Vladimir G. Shmunis,
Chief Executive Officer